EXHIBIT 99.2

American Eagle Outfitters, Inc.
January 2007
Recorded Sales Commentary Transcript dated February 7, 2007

Good afternoon. Welcome to the American Eagle Outfitters January 2007 Sales Commentary. This is Judy Meehan, Senior Director of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

We were pleased with the strong sales performance in January. Relevant on-trend assortments and the appeal of our AE brand continued to generate higher store traffic and an increased conversion rate.

Total sales for the five weeks ended February 3, 2007 were $207.1 million, compared to $130.0 million for the four weeks ended January 28, 2006. Due to the 53rd week in fiscal 2006, January comps are compared to the five week period ended February 4, 2006. On this basis, we delivered a comparable store sales increase of 17%. Last year's comp store sales increase was 9% for the five week January period. Keep in mind that last year our reported January comp of 11% was for the four weeks ended January 28, 2006.

Sell throughs on our holiday collection continued to be strong. Additionally, we had a positive initial response to our Spring collection, particularly wear-now merchandise. Both men's and women's achieved a positive mid-teen comp. Customer favorites from our Holiday and Spring lines included jeans, sweaters, fleece, knit tops, shorts, woven shirts and aerie intimates.

In January, the number of transactions per store increased in the mid-teens. Reflecting the success of our clearance event, units sold per average store increased in the high-twenties and units per transaction increased in the low-teens. Our average unit retail price decreased in the high single-digits, due to a higher mix of holiday clearance. The average transaction value rose in the low single-digits.

Ae.com achieved a 66% increase in sales for the five week period, compared to the same five week period last year, driven by higher on-line traffic and increased conversion.

Similar to last year, comps were strongest early in the month due to increased gift card redemptions as well as the timing of school breaks.

  Week one of low-thirty, compared to high-teen;
  Week two of low-twenty, compared to mid single-digit;
  Week three of high-teen, compared to low double-digit;
  Week four increased in the high single-digits both years; and
  Week five was positive low single-digit, both years.

All geographic regions achieved positive comps to last year as follows:

  The Mid-Atlantic region increased in the low-twenties;
  The Northeast, Southwest and Mid-West increased in the high-teens;
  The Southeast achieved a positive low double-digit comp;
  The West posted a high single-digit comp; and
  Canada achieved a comp in the mid-twenties.

Our Spring One collection arrived in stores on January 23rd, and features updated key looks and highlights the importance of fresh, clean color this spring season. The full expression of our spring line comes together when our Spring Break floor-set arrives in stores on February 27th. The timing of this floor-set has been planned one week later than last year to be aligned with spring breaks.

Regarding the fourth quarter earnings, subject to final review, we expect fourth quarter earnings to be $0.66 per share, representing growth of 40% compared to $0.47 per share for the same quarter last year. Our previous fourth quarter EPS guidance was $0.64 to $0.65.

We will announce fourth quarter final results along with February sales on the morning of Wednesday, March 7th.  Our recorded sales call will be available that day at 7:30 am, and at 9:00 a.m. management will hold a conference call to discuss fourth quarter earnings. To listen to the earnings call, please dial 877-601-0864, or go to our web-site ae.com.

Thank you for your interest in American Eagle Outfitters.